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                                                                   EXHIBIT 10.86



PERSONAL AND CONFIDENTIAL

October 31, 2001



Mr. Michael J. Wingert
2133 Ridgeview Way
Longmont, Colorado  80501

Dear Mr. Wingert:

Pursuant to our recent discussions, we are pleased to offer you an assignment to the newly created position of Executive Vice President, General Manager for the Server Products Group in Shrewsbury, Massachusetts ("EVP/GM Server Products"), reporting to Maxtor Corporation's Chief Executive Officer. This letter is intended to replace any previous offer letters, which are hereby withdrawn.

This offer and your employment relationship with Maxtor Corporation (the "Company") are subject to the terms and conditions set forth in: a) this offer letter ("Offer Letter"); b) the "Employee Agreement Regarding Confidentiality and Inventions" that you signed on or about September 22, 1994 ("Confidentiality Agreement"); and c) any other written agreements that you have executed relating to your employment with the Company ("Agreement(s)").

1. Salary. Your compensation will consist of an annual salary of Four Hundred Thousand ($400,000.00) Dollars ("Base Salary") payable according to the Company's normal payroll procedures, and subject to applicable withholding requirements. While the Company will make necessary withholdings from your pay as required by law, you will be responsible to comply with all legal and tax requirements. You will be based in the Company's offices in Shrewsbury, Massachusetts.

2. Incentive Plan. For each full year of your employment as EVP/GM Server Products, you will be entitled to participate in Maxtor's Incentive Plan ("Incentive Plan") as approved by the Company's Board of Directors during each such year, at a participation level of sixty (60%) percent of your Base Salary. All payments made under the Incentive Plan shall be subject to applicable withholding requirements. In order to receive an Incentive Plan bonus payment for any given plan year, you must be employed as of the date that Incentive Plan payments are made for that year.

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Mr. Mike Wingert
October 31, 2001
Page 2


3. Incentive Bonus. Subject to your continued employment as EVP/GM Server Products, you will be paid an incentive bonus in the amount of Seven Hundred Fifty Thousand ($750.000.00) Dollars ("Incentive Bonus"), subject to applicable withholding requirements. The Incentive Bonus will be paid according to the following schedule, provided that you are employed by the Company as of the listed payment dates:

$250,000 within thirty (30) days of your written acceptance of the offer set forth herein; $250,000 at the end of the first pay period in January 2002; and $250,000 at the end of the first pay period in January 2003.

4. Stock Options. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase two hundred thousand (200,000) shares of the common stock of Maxtor Corporation pursuant to the terms and conditions of the Maxtor Corporation Amended and Restated 1996 Stock Option Plan (Fourth Amendment and Restatement approved on June 23, 1999) (hereinafter referred to as the "Stock Option Plan"). The price per share will be determined according to the terms of the Stock Option Plan. Subject to your continuing employment with the Company, the vesting schedule for the above described option grant shall be as follows:

- 25% of the shares granted vest on the one (1) year anniversary of the option grant; and - an additional 6.25% of the shares granted will vest at the end of each full calendar quarter thereafter until the vested percentage equals 100%.

The above described option grant shall be subject to additional terms and conditions as set forth in the Stock Option Plan and subject to your acceptance of the terms and conditions set forth in the Notice of Stock Option Grant that you will receive from the Company.

5. Relocation Loan. In addition to the compensation described above, you shall receive the right to borrow up to Two Hundred Thousand ($200,000.00) Dollars ("Loan Funds") from the Company within ten (10) days prior to the closing date of your purchase of a new principal residence in the Shrewsbury Area. Your right to borrow such amount shall be subject to your agreement to the terms of a promissory note in a form to be provided by the Company ("Promissory Note"). The Promissory Note will accrue interest, compounded annually, at the then-current average Prime Rate (base rate on corporate loans posted by at least 75% of the nation's 30 largest banks).. The Promissory Note will be due as of the earliest of 1) six (6) months following the date of your receipt of the Loan Funds or 2) fourteen (14) days following the closing of the sale of your current principal residence in Colorado.

6. Reimbursement of Relocation Expenses. Subject to the Company's Business Travel and Entertainment Policy, the Company will reimburse you for the following expenses incurred in connection with the relocation of your principal residence to the Shrewsbury, Massachusetts area:

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Mr. Mike Wingert
October 31, 2001
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    a)  House hunting trip with family to Shrewsbury (maximum of 6 night stay);

    b)  Relocation of household belongings with no weight restrictions;

    c)  Relocation of personal vehicles (4 cars, 1 boat, and snowmobiles);

    d)  Transportation of your family to Shrewsbury upon location of housing;

    e) Reasonable, non-recurring real estate closing costs connected with sale of your principal residence in Colorado;

    f) Reasonable, non-recurring real estate closing fees in Shrewsbury (including one (1) mortgage discount point);

    g) Temporary living assistance of up to Three Thousand ($3,000.00) Dollars per month for the lesser of six (6) months following the commencement of your employment as EVP/GM Server Products or until you move into your principle residence in the Shrewsbury area;

    h) The sale of your principal residence in Colorado will be coordinated by our relocation services vendor, Plus Relocation. The sale price on said residence shall be determined after obtaining two Broker Price Opinions ("BPO's"). If the final sale price is less than ninety-five (95%) percent of the average of the two BPO's, the Company shall reimburse you for the difference between the actual sale price and 95% of the averaged BPO's, up to a maximum reimbursement of Twenty-Five Thousand ($25,000.00) Dollars; and

    i)  You will be provided with a one-time relocation allowance equal to one
        (1) month of your Base Salary.

There shall be no gross up of any of the foregoing expenses, except as otherwise permitted under the Company's Business Travel and Entertainment Policy. If, at any time within two (2) years of the commencement of your employment in the position of EVP/GM Server Products: a) you voluntarily terminate your employment with the Company (including without limitation resignation due to Reassignment as described in Section 8 below entitled "Subsequent Assignments"); or b) the Company terminates your employment for Cause, you will be required to reimburse the Company for the total amount of relocation expenses provided to you by Maxtor.

7. Insurance and Benefits. Your current eligibility to participate in the Company's various benefit plans shall continue during the term of your employment with the Company, except as otherwise agreed by you and the Company in writing.

8. Repayment Upon Voluntary Termination or Termination for Cause. If, at any time before January 7, 2005, you voluntarily terminate your employment with the Company (excluding voluntary termination under the circumstances specified in subsections B and C of Section 9 below) or the Company terminates your employment for Cause, then you will be required to repay to the Company, within thirty (30) days of the effective date of your termination, any Incentive Bonus Payments made to you within the three (3) year period preceding the effective date of your termination. If you voluntarily terminate your employment under the circumstances specified in subsections B and C(1) of Section 9

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Mr. Mike Wingert
October 31, 2001
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below, you may keep the first two installments of the Incentive Bonus, but you must return the third installment in the amount of $250,000 to the Company within thirty (30) days of the effective date of your termination.

9. Subsequent Assignments. At any time during the term of your employment with the Company, the Company may, within its sole discretion, terminate the position of EVP/GM Server Products and/or elect to reassign you to another executive vice-president level position reporting to the Company's Chief Executive Officer ("EVP Position") at a Company location outside of the Shrewsbury Area ("Reassignment"). For the purposes of this Offer Letter, the "Shrewsbury Area" shall mean any location within a fifty (50) mile radius of the Company's Shrewsbury facility.

    A. Acceptance of Reassignment. If you accept a Reassignment, you will receive relocation assistance consistent with that provided in Section 6 of this Offer Letter entitled "Reimbursement of Relocation Expenses."

    B. Company Denial of Request for Reassignment After Three Years. If, within the thirty (30) day period commencing on January 7, 2005, you advise the Company in writing that you wish to relocate to another Company location outside of the Shrewsbury Area, and the Company, within its sole discretion, determines and notifies you that there is no suitable EVP Position open in another Company location, you may elect to voluntarily terminate your employment within thirty
(30) days after receiving such notification.

    C. Refusal of Certain Reassignments. If an EVP Position Reassignment is offered to you under the following limited circumstances, and you do not accept the Reassignment by providing the Company with a written acknowledgement of your acceptance within fifteen (15) days of your receipt of a formal offer letter stating the terms of the Reassignment, you will be deemed to have voluntarily terminated your employment with the Company:

        (1) A Reassignment which is to commence at any time prior to January 7, 2005; or
        (2) A Reassignment which is to commence on or after January 7, 2005.

    D. Severance Benefits. If you voluntarily terminate your employment with the Company under the specific circumstances described in subsections B and C(1) of this Section 9, you shall be entitled to the severance benefits described in subsections A, B and C of Section 10 below entitled "Termination Other Than For Cause", subject to the terms and conditions set forth therein. If you voluntarily terminate your employment with the Company under the specific circumstances described in subsections C(2) of this Section 9, you shall be entitled to the severance benefits described in subsections A, B, C and D of
Section 10 below entitled "Termination Other Than For Cause", subject to the terms and conditions set forth therein.

10. Termination Other Than For Cause, Death or Disability. If at any time during your employment in the position of EVP/GM Server Products: (a) the Company terminates your

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Mr. Mike Wingert
October 31, 2001
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employment other than for Cause, death or disability, and (b) you have signed a comprehensive release of claims in a form acceptable to the Company ("Release Agreement"), then:

    (A) The Company will pay you a severance amount equal to nine (9) months of your then current Base Salary ("Severance Amount"), subject to applicable withholding requirements. Said Severance Amount shall be payable in equal amounts paid bi-weekly during the nine (9) month period ("Payment Period") which commences on the Company' first regularly scheduled payday following the later of (a) the date upon which you execute a Release Agreement; or (b) the expiration of any revocation period set forth in such a Release Agreement.

    (B) In accordance with federal law (COBRA), you will be eligible for continued health coverage following the effective date of your Resignation. If you elect to continue such health coverage following your Resignation, the Company will reimburse you for any premiums paid by you during the Payment Period (but such reimbursement shall not exceed the premiums for the same coverage as you had last elected prior to the Resignation Date). Such reimbursement will be made as a pretax sum equal to the COBRA premium added to the bi-weekly payments made during the Payment Period.

    (C) Subject to the Company's Business Travel and Entertainment Policy, the Company will reimburse you for the cost of relocating your principal residence up to a maximum reimbursement of One Hundred Fifty Thousand ($150,000.00) Dollars, provided that such relocation is to a location which is fifty (50) or more miles from the location of your principal place of residence at the time of termination. These expenses will not be grossed up.

    (D) You will not be obligated to repay any portion of the Incentive Bonus received by you prior to the effective date of your termination.

11. Termination Due to Death or Disability. If your employment as the Company's EVP/GM Server Products is terminated as a result of your death or Disability, you and or your surviving spouse shall receive the relocation benefit described in Section 10(c) above and there will be no obligation to repay any portion of the Incentive Bonus. For the purposes of this Offer Letter, "Disability" shall mean (a) your incapacity due to bodily injury or disease so as to prevent you from engaging in the performance of your employment duties, (b) such incapacity has continued for a period of six (6) consecutive months, and (c) such.incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of your life.

12. For Cause Termination. For the purposes of this Offer Letter, a termination shall be "for Cause" if it is based upon any of the following: 1) theft, a material act of dishonesty, fraud, the intentional falsification of any employment or Company records or the commission of any criminal act which impairs the employee's ability to perform his/her employment duties; 2) improper disclosure of Company's confidential, business or proprietary information by the

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Mr. Mike Wingert
October 31, 2001
Page 6


employee; 3) the employee's conviction (including any plea of guilty or nolo contendere) for a felony causing material harm to the reputation and standing of the Company, as determined by the Company in good faith; or 4) a material breach of any provision of this Offer Letter, of the Confidentiality Agreement or any other Agreements with the Company.

13. Notice of Termination. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with at least thirty (30) days' written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

14. Payment of Taxes. All payments made to you by Company shall be subject to all applicable federal and state income, employment and payroll taxes. All taxes imposed upon you by federal, state or local authorities related to the payments made to you by Company are your responsibility and you agree that you will indemnify Maxtor from any payment of the same assessed against it by any taxing authority.

15. Parachute Payments. If due to the benefits provided under this Offer Letter, you are subject to any excise tax due to characterization of any amounts payable hereunder as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company agrees to offer you the option of (i) receiving the full parachute payment subject to the excise tax, or (ii) receiving a reduced parachute payment that would not be subject to the excise tax (which in some circumstances may maximize the net benefit to you). Unless you and the Company otherwise agree in writing, any calculation required for this purpose shall be made in writing by independent public accountants agreed to by you and the Company ("Accountants"), whose calculation shall be conclusive and binding upon you and the Company for all purposes. For purposes of calculating your options under this Section 15, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated.

16. Non-Interference. Recognizing that an important element of the Company's business success is the information and/or business relationships entrusted to the Company's employees, you agree that during the term of your employment and for a period of two (2) years thereafter, regardless of how or why your termination occurs, you will not directly or indirectly (i) solicit, cause or attempt to cause any customer or prospective customer of the Company with whom you dealt, or with respect to which you were provided or had access to any confidential information at any time during your employment with the Company, to divert, terminate, limit or in any manner fail to enter into any actual or potential business relationship with the Company; or (ii) in any way disrupt, damage, impair or interfere with the business of the Company, whether by way of interfering with or soliciting its employees, disrupting its relationship with customers, agents, vendors, distributors or representatives, or otherwise. These obligations are in addition to any similar obligations

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Mr. Mike Wingert
October 31, 2001
Page 7


set forth in the Confidentiality Agreement or any other Agreement between you and the Company.

17. Employment Duties. In the position of EVP/GM Server Products, you agree to devote your full business time, energy and skill to your duties with the Company. You further agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity, and will not directly or indirectly provide services to or through any person or entity, except the Company, unless otherwise authorized in writing by the Company's Chief Executive Officer, and that you will not engage in any activities that conflict with your obligations to the Company.

18. At-Will Employment. Notwithstanding any other provision of this Offer Letter, if you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified term. As a result, your employment is "at-will", and you are free to resign at any time, for any reason or no reason, as you deem appropriate. The Company will have a similar right and may terminate your employment at any time, with or without cause or advance notice.

19. Governing Law; Dispute Resolution; Interpretation. This Offer Letter shall be interpreted in accordance with and governed by the laws of the State of California, exclusive of choice of law provisions. Any dispute arising out of the terms and conditions of your employment with the Company shall be submitted by the parties to binding arbitration by the American Arbitration Association
(AAA) in Santa Clara County, California or elsewhere by mutual agreement, and shall be shall conducted according to the Commercial Arbitration Rules of the AAA. Each party shall bear its own attorneys fees and costs incurred in connection with such proceedings. If any portion of this Offer Letter is found by a court or arbitrator (in a binding arbitration) to be invalid, illegal, or incapable of being enforced by any applicable rule of law or public policy, the remainder of the terms set forth herein shall nevertheless remain in full force and effect and this Offer Letter shall be deemed to be modified so as to effect the parties' original intent as closely as possible to the end that the transactions contemplated herein are fulfilled to the greatest extent possible. The section headings contained in this Offer Letter are for reference purposes only and shall not affect the interpretation or meaning of this Offer Letter.

20. Miscellaneous. This Offer Letter, the Confidentiality and the other Agreements between you and the Company constitute the entire agreement between you and Maxtor regarding the terms and conditions of your employment. By signing below, you are agreeing that you have not relied on any other promises or documents and that you understand and agree that no person is authorized by the Company to make any other promises to you about the terms and conditions of your employment. No modification of or amendment of the terms and conditions or your employment, nor any waiver of any rights under this Offer Letter, the Confidentiality Agreement or any other Agreement between you and the Company will be effective unless set forth in writing and signed by the party to be charged. In view of the personal nature of the services to be performed by

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Mr. Mike Wingert
October 31, 2001
Page 8


you as an employee of the Company, you may not assign or transfer any of your obligations under this Agreement

We look forward to working with you in the new position of EVP/GM Server Products. To indicate your acceptance of the terms of this Offer Letter, please sign and date where indicated below and return it to me within one (1) week of the date that you received this letter.

Sincerely,

MAXTOR CORPORATION

/s/ PHIL DUNCAN

Phil Duncan
Executive Vice President
Human Resources, Facilities

ACCEPTED AND AGREED.

DATED: 11/19/2001                       SIGNATURE: /s/ MICHAEL J. WINGERT
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                                        PRINT NAME: Michael J. Wingert
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